                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 3)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        Diamond Multimedia Systems, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

[Diamond Multimedia Systems Letterhead]



FOR IMMEDIATE RELEASE


Contacts:
Jim Walker, Sr. Vice President and CFO          Mary Medeiros
Diamond Multimedia Systems, Inc.                Diamond Multimedia Systems, Inc.
(408) 325-7333                                  (408) 325-7350
jimw@diamondmm.com                              maryme@diamondmm.com


           DIAMOND MULTIMEDIA ANNOUNCES ADJOURNMENT OF SPECIAL MEETING

  Additional Shareholder Votes Required to Approve Merger with S3 Incorporated

     SAN JOSE, CALIF. - September 20, 1999 - Diamond Multimedia Systems, Inc. (Nasdaq: DIMD) a leader in PC multimedia and Internet connectivity, today announced that the special meeting of shareholders today called to approve the acquisition of Diamond Multimedia by S3 Incorporated (Nasdaq: SIII) has been adjourned. The Diamond meeting has been adjourned until Thursday, September 23, 1999 at 4:00 p.m. (PDT) at Diamond's offices at 2880 Junction Avenue, San Jose, California 95134. The meeting was adjourned for the purpose of soliciting additional votes for approval of the merger. The approval of the merger requires a vote of a majority of the outstanding shares of Diamond Multimedia. The companies expect to press forward with their plans to integrate their businesses after the merger and do not believe that this postponement will have any material operational or financial impact.

     "Due to the logistical challenges of communicating with our widespread investor base, we have not received enough proxy votes by close of business, September 17," said Bill Schroeder, president and chief executive officer of Diamond Multimedia. "Of the votes we have received, a significant majority are in favor of the merger. While we believe that Diamond's shareholders recognize the upside to the merger, we are concerned that many of them may not realize how important their individual votes are to moving this merger forward."

     "Given Diamond's current financial constraints, we believe that partnering with S3 is an essential step toward ensuring we have the resources to pursue our long-term strategies," added Schroeder. "We strongly encourage everyone to vote as soon as possible by calling the toll-free number provided in their proxy materials, their broker, or their broker's proxy department. If shareholders have not yet received or have misplaced their proxy, they should call their broker or their broker's proxy department to request the necessary documents."


                                     -more-

Diamond Multimedia Announces Adjournment of Special Meeting/Page 2


     Proxy materials in connection with the special meetings were first mailed on Wednesday, August 18, 1999 to shareholders of record of Diamond and S3 as of August 10, 1999. Under the terms of the merger, first announced June 22, 1999, Diamond shareholders will receive 0.52 of a share of S3 common stock for each share of Diamond common stock.

     Shareholders who require additional copies of the proxy solicitation materials should contact:

                  Morrow & Co., Inc.
                  445 Park Avenue, 5th Floor
                  New York, New York 10022
                  212 754-8000

     The merger remains subject to approval by the shareholders of Diamond Multimedia, as well as to other customary conditions of closing. S3 shareholders have already approved the merger. If the shareholders of Diamond approve the merger, it is expected that the merger will close as soon as practicable thereafter. Shareholders who have already given a proxy may revoke it at anytime in accordance with the instructions contained in the Joint Proxy Statement/Prospectus delivered to shareholders.

About Diamond Multimedia

     Diamond Multimedia is a leader in PC multimedia and Internet connectivity, providing advanced products that enable desktop computer users to create, access and experience compelling new media content from their PC's and through the Internet. Products include the Rio series of Internet audio appliances, the Stealth and Viper(R) series of video accelerators, the Monster series of 3D gaming accelerators, the Fire series of professional graphics accelerators, the Supra(R) series of modems, and the HomeFree line of home networking products. Diamond's common stock is traded on the NASDAQ under the symbol DIMD and its web site address is www.diamondmm.com. The Company's Internet music portal site is at www.RioPort.com and its e-commerce sites at www.estore.diamondmm.com and eAuction.diamondmm.com .

                                       ###

Certain of the statements in this press release, including the statement relating to expectations about the impact of the postponement of the shareholder meeting, are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include but are not limited to, risks associated with acquisition transactions and the related integration of operations. Investors are advised to read each company's annual and quarterly reports on Forms 10-K and 10-Q, the Joint Proxy Statement/Prospectus dated August 16, 1999 of Diamond Multimedia Systems, Inc. and S3 Incorporated and each company's other filings with the Securities and Exchange Commission for a fuller discussion of such risks and uncertainties.